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                                                                    EXHIBIT 99.1

THURSDAY DECEMBER 6, 11:11 AM EASTERN TIME
PRESS RELEASE
SOURCE: Raven Industries, Inc.

RAVEN INDUSTRIES ANNOUNCES $8-MILLION ACQUISITION OF TEXAS-BASED STARLINK TO EXPAND COMPANY'S GLOBAL POSITIONING SATELLITE TECHNOLOGY AND TO DRIVE SALES

SIOUX FALLS, S.D., Dec. 6 /PRNewswire/ -- Raven Industries, Inc. (Nasdaq: RAVN - news) today announced the acquisition of privately held Starlink, Incorporated for approximately $8 million in cash. Raven management said it acquired the Texas-based company primarily for its Global Positioning Satellite (GPS) technology.

"This is a great combination of two of the leaders in our industry," President and CEO Ronald M. Moquist said. "The acquisition is expected to be accretive to earnings within the first year, and is expected to ship in the neighborhood of $7 million over the next 12 months," Moquist added. Starlink's GPS-based guidance systems for the agriculture and marine markets expand Raven's commitment to precision agriculture as well as providing new technology and growth opportunities, the CEO stressed. The Starlink facility in Austin, Texas, with approximately 40 employees, will remain open, he added, and will be integrated into Raven's Flow Controls Division to research, develop and provide cutting-edge new products.

According to Dan Rykhus, Vice President & General Manager-Flow Controls Division, "Starlink has provided GPS technology to Raven for its precision product line during the past several years. Having distributed their products, we are very familiar with their capabilities. They are a terrific company with first-rate people and products. As Raven and Starlink combine as one team, the benefits for our customers will continue to grow."

Raven has more than 20 years of experience in flow control technology, and the design team at Starlink has over 10 years of experience in engineering GPS solutions. New precision-product and technology innovations from Raven make planting, fertilizing, and chemical applications easier and more affordable for farmers utilizing precision agriculture, management said.

In November, Raven announced record ongoing earnings for its fiscal third quarter, climbing 55 percent to $2.5 million from $1.6 million in the comparable period a year earlier. Ongoing earnings per share totaled 54 cents vs. 33 cents a year ago.

Forward-Looking Statements
This release contains statements that may constitute forward-looking statements within the meaning of federal securities laws. Although Raven Industries, Inc. believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include general economic conditions, weather conditions which could affect certain of the company's primary markets such as agriculture or construction, or changes in

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competition or the company's customer base which could impact any of the company's product lines.

On the Internet, information is available at FRB's website, www.frbinc.com, or at www.ravenind.com, the company's website.

SOURCE: Raven Industries, Inc.